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                                                                EXHIBIT 12(d)(3)

                             STOCKHOLDERS' AGREEMENT

            STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of March 10, 2000, by and among Royal Bank of Canada, a Canadian commercial bank ("Parent"), Rainbow Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and the Stockholders listed on Schedule I hereto (each, a "Stockholder," and collectively, the "Stockholders") of Prism Financial Corporation, a Delaware corporation (the "Company"). Capitalized terms used and not defined herein have the meanings given them in the Merger Agreement, dated as of the date hereof, by and among Parent, Acquisition and the Company (as amended from time to time, the "Merger Agreement").

            WHEREAS, concurrently herewith, Parent, Acquisition and the Company are entering into the Merger Agreement, a copy of which in the form to be executed has been delivered to each Stockholder, pursuant to which, among other things, Acquisition will make a cash tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.01, of the Company (each, a "Share," and one or more, the "Shares"), and Acquisition will subsequently be merged with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, each Stockholder Beneficially Owns (as defined in Section 2(a)) the number of Shares set forth opposite such Stockholder's name in column 3 of Schedule I hereto; and

            WHEREAS, in order to induce Parent and Acquisition to enter into the Merger Agreement and to perform their obligations thereunder and as a condition thereof, the Stockholders are entering into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

SECTION 1.  TENDER OF SHARES.

            Each Stockholder hereby agrees to tender the Shares owned by such Stockholder, or cause such Shares to be tendered, into the Offer promptly after Parent causes Acquisition to commence the Offer, but in no event later than five
(5) Business Days after the date on which Stockholder receives the Offer Documents for tendering such Shares. Each Stockholder further agrees that such Stockholder shall not withdraw any Shares so tendered unless and until after the Termination Date occurs. With respect to the Shares tendered pursuant to this
Section 1, each Stockholder will receive the same price per Share (but in any event not less than $7.50 per Share) received by the other stockholders of the Company pursuant to the Offer. For purposes of this Agreement, the "Termination Date" shall be the first to occur of (a) the date that Acquisition terminates the Offer in accordance with the terms of the Merger Agreement, (b) the date the Offer expires in accordance with the terms of the Merger Agreement, or (c) the date the Merger Agreement is terminated pursuant to Article 8 of the Merger Agreement, in each case without such Shares being purchased by Acquisition pursuant to the Offer.

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SECTION 2.  AGREEMENT TO VOTE; IRREVOCABLE PROXY.

            (a) Each Stockholder hereby agrees that during the period commencing on the date of this Agreement and continuing until the first to occur of the Effective Time (as defined in the Merger Agreement) or the Termination Date, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of Shares, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Stockholder, whether owned on the date hereof or hereafter acquired, (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof and hereof (including election of such directors of the Company as Parent is entitled to designate pursuant to Section 1.3(a) of the Merger Agreement); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing in advance by Parent, against any of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement) that are submitted to a vote of the holders of the Shares: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (B) any sale, lease, transfer or disposition by the Company or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (C)(1) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (2) any other material change in the corporate structure or business of the Company or any of its subsidiaries; or
(3) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with or prevent the Offer, the Merger or the transactions contemplated by this Agreement or the Merger Agreement. None of the Stockholders shall enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 1 or 2 hereof.

            As used in this Agreement, the term "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing, except that the term shall not include Shares which a Stockholder has the right to acquire under any of the Company Stock Options unless such Shares have been acquired upon exercise of such Company Stock Options. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Stockholder shall include securities Beneficially Owned by all other Persons with whom a Stockholder would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

            (b) Effective on the date that all waiting periods under the HSR Act applicable to the acquisition of the Shares pursuant to the Offer or to Section 3 of this Agreement have been terminated or shall have expired and all applicable approvals or notices under the Bank Act and the Bank Holding Company Act and any other notices to or approvals, authorizations or consents

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of any other Governmental Entity (including any Agency) and to or of any
Investor required in respect thereto shall have been filed or obtained and until the Termination Date, and in order to secure its obligations hereunder, each Stockholder hereby grants to, and appoints James T. Rager and Robert K. Horton, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, and each of them individually, with full power of substitution and resubstitution, such Stockholder's true and lawful irrevocable proxy to vote such Stockholder's Shares, or grant a consent or approval in respect of such Stockholder's Shares, on such matters and as indicated in Section 2(a) above. Each Stockholder (i) agrees to take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy, (ii) hereby represents that any proxy heretofore given in respect of the Stockholder's Shares is not irrevocable, and (iii) hereby revokes any proxy previously granted by such Stockholder with respect to its Shares. Each Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance on such Stockholder's execution and delivery of this irrevocable proxy. Each Stockholder hereby affirms that this irrevocable proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this irrevocable proxy is coupled with an interest in this Agreement for the term stated herein and may under no circumstances be revoked prior to the Termination Date. Each Stockholder hereby ratifies and confirms all that this irrevocable proxy may lawfully do or cause to be done by virtue hereof. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. This proxy shall terminate automatically on the Termination Date.

SECTION 3.  GRANT OF OPTION.

            (a) Subject to the terms of this Section 3, each Stockholder hereby grants to Acquisition (or its designee), effective on the date hereof, an irrevocable option (each, an "Option") to purchase all Shares held of record or Beneficially Owned by such Stockholder at a purchase price per Share equal to the Per Share Amount.

            (b) Acquisition may exercise the Options, in whole, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that the Options shall expire and be of no further force and effect upon the earliest to occur (the "Expiration Date") of (i) the Tender Offer Purchase Time or (ii) at the close of business on the third business day after the receipt by Parent of a Superior Proposal Notice pursuant to Section 8.1(d)(i) of the Merger Agreement or (iii) the ninetieth (90th) day after the exercise of the Options, if the Option Closing shall not have occurred. Notwithstanding anything herein to the contrary Acquisition, at its option, may elect, pursuant to this Section 3(b) and Section 8.3(d) of the Merger Agreement, either to exercise the Options or to accept payment of the Breakup Fee provided for in Section 8.3 of the Merger Agreement, but shall not be entitled to exercise the Options and retain the Breakup Fee. In the event Acquisition determines to exercise the Options, Acquisition shall notify the Company of its waiver of receipt of the Breakup Fee pursuant to the Merger Agreement.

            (c) As used herein, a "Purchase Event" shall mean the receipt by Parent of a Superior Proposal Notice pursuant to Section 8.1(d)(i) of the Merger Agreement.

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            (d) To exercise the Options, Acquisition shall, prior to the
Expiration Date, give written notice to the Stockholder who granted such Option specifying the time for the closing (the "Option Closing") of such purchase. The Option Closing shall be held at the office of Gibson, Dunn & Crutcher LLP, at 1050 Connecticut Avenue, N.W., Washington, DC 20036 on the date that is no later than three business days after the date on which each of the conditions set forth in Section 3(e) below has been satisfied or waived by Acquisition.

            (e) The occurrence of the Option Closing shall be subject to the satisfaction of each of the following conditions:

                        (i) to the extent necessary, all waiting periods under
            the HSR Act applicable to the purchase of the Shares pursuant to
            Section 3 of this Agreement have been terminated or shall have expired and all required approvals or notices under the Bank Act and the Bank Holding Company Act and any other notices to or approvals, authorizations or consents of any other Governmental Entity (including any Agency) and to or of any Investor required in respect thereto shall have been filed or obtained; and

                        (ii) no preliminary or permanent injunction or other
            order, decree or ruling issued by any court of governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect.

            (f) At the Option Closing, (i) Acquisition (or its designee) shall pay, by wire transfer, an amount equal to the product of (A) the Per Share Amount and (B) the number of Shares owned by such Stockholder; and (ii) each Stockholder whose Shares are being purchased shall deliver or shall cause to be delivered to Acquisition a certificate or certificates evidencing such Stockholder's Shares, and such Stockholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates representing Shares shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

SECTION 4.  AFTER-ACQUIRED SHARES.

            Notwithstanding anything herein to the contrary, any Shares acquired by such Stockholder after the date hereof, whether by exercise of Company Stock Options, by purchase, by exchange or by inheritance or bequeath or otherwise, shall be subject to all of the representations, warranties, covenants and agreements of such Stockholder contained herein. In the event of a share dividend or distribution, or any change in the Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such share dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

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SECTION 5.  OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES.

            Each Stockholder, severally and not jointly, hereby represents, warrants and covenants to Parent and Acquisition as of the date hereof and as of the Tender Offer Purchase Time as follows:

            (a) On the date hereof, such Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name in column 3 of Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name in column 3 of Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder owns such Shares free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances, and such Shares are not subject to any rights of first refusal, put rights, other rights to purchase or encumber such Shares, or to any restrictions other than this Agreement as to the encumbrance, disposition or voting of such Shares. Such Stockholder has controlling voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand dissenters' rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name in column 3 of
Schedule I hereto, without limitations, qualifications or restrictions on such rights, except those arising under marital property laws or general fiduciary principles applicable to such Stockholder.

            (b) Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by marital property laws applicable to such Stockholder, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by any Stockholder of the transactions contemplated hereby.

            (c) (i) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby; and
(ii) none of the execution, delivery or performance of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or

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both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, understanding or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound; or (B) conflict with or violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Stockholder or any of such Stockholder's properties or assets.

            (d) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

            (e) Such Stockholder shall not, in its capacity as a Stockholder, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any Person or group (other than Parent and Acquisition or any designees or Parent and Acquisition) concerning any Third Party Acquisition. In addition, such Stockholder will not, in its capacity as a Stockholder, and will instruct his agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than Parent or Acquisition).

            (f) Such Stockholder shall not, directly or indirectly: (i) tender its Shares in any tender offer or exchange offer for the Shares other than the Offer; (ii) except as contemplated by this Agreement or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Shares; (iii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or impairing such Stockholder from performing its obligations under this Agreement.

            (g) Such Stockholder hereby acknowledges that such Stockholder has received a true and correct copy of the Merger Agreement, that such Stockholder has read and understands the provisions thereof (including, but not limited to, the representations and warranties of the Company set forth in Article 3 of the Merger Agreement (the "Company's Representations and Warranties"). Such Stockholder acknowledges that it shall be responsible for indemnifying, reimbursing and holding harmless the Parent Indemnitees (as defined in Section 10(a) below) for breaches of the Company's Representations and Warranties to the extent provided in Section 10 notwithstanding the expiration of the Company's Representations and Warranties pursuant to the Merger Agreement.

            (h) Such Stockholder understands and acknowledges that Parent and Acquisition are relying upon the foregoing representations, warranties and covenants by such Stockholder, and on such Stockholder's execution and delivery of this Agreement in entering into the Merger Agreement.

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SECTION 6.  CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION.

            Such Stockholder acknowledges and agrees that the obligations of Parent and Acquisition to consummate the Offer and the Merger are subject to the satisfaction of the following conditions: (i) each of the conditions set forth in the Merger Agreement and (ii) compliance by such Stockholder with the provisions of Section 1 of this Agreement.

SECTION 7.  FURTHER ASSURANCES.

            From time to time, at Parent's request and without further consideration, each Stockholder agrees to execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, and to cause the Company to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 8.  STOP TRANSFER; FORM OF LEGEND.

            Each Stockholder agrees and covenants to Parent that such Stockholder shall not (a) transfer or encumber or agree to transfer or encumber any of such Stockholder's Shares prior to the Effective Time or (b) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, in either case without the consent of the Parent. If reasonably requested by Parent, any certificates representing the Stockholders' Shares shall contain the following legend:

               "The securities represented by this certificate are
                subject to certain restrictions on transfer and other terms of a Stockholders' Agreement, dated as of March 10, 2000, among Royal Bank of Canada, Rainbow Acquisition Subsidiary, Inc., and the parties listed on the signature pages thereto, a copy of which is on file in the principal office of Royal Bank of Canada."

SECTION 9.  ESCROW ACCOUNT.

            At the Tender Offer Purchase Time, Acquisition shall deposit, out of funds otherwise owing to each Stockholder in respect of the Per Share Amount immediately upon payment thereof, an amount equal to the product of (a) Seven Million Five Hundred Thousand Dollars ($7,500,000) multiplied by (b) the Indemnification Percentage set forth opposite such Stockholder's name in column 4 of Schedule I (with respect to each Stockholder, such Stockholder's "Indemnification Percentage") in immediately available funds by a wire transfer to an interest-bearing account (the "Escrow Account") designated by the escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be executed by Parent, each Stockholder and such Escrow Agent (the "Escrow Agreement"), to be held pursuant to the terms and conditions hereof and thereof. Each of the parties agrees that (i) the amounts so deposited in the Escrow Account constitute contingent purchase price the fair market value of which cannot reasonably be ascertained until the termination of the Escrow Agreement and (ii) for income tax purposes each Stockholder's amount realized from the sale of its Shares shall not include amounts deposited in the Escrow Account but shall include amounts (other than earnings on amounts held in the Escrow Account)

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paid from the Escrow Account to such Stockholder (which amounts shall be treated as realized by the Stockholder in his tax year in which such payment is received). No party shall take a position that is inconsistent with the previous sentence in any Tax Return, audit or other proceeding.

SECTION 10. INDEMNIFICATION.

            (a) After the Tender Offer Purchase Time, subject to the limitations set forth in this Section 10, the Parent and its affiliates (collectively, the "Parent Indemnitees") shall each be indemnified and reimbursed and held harmless to the extent set forth in this Section 10 by each of the Stockholders severally in respect of any and all damages, losses, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, claims, charges and amounts paid in settlement, including, without limitation, the reasonable costs, fees and expenses of attorneys, accountants and other agents and representatives, in each case net of any proceeds of insurance policies received by such Parent Indemnitee in connection therewith ("Damages") incurred by any Parent Indemnitee as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement of such Stockholder in this Agreement.

            (b) After the Tender Offer Purchase Time, subject to the limitations set forth in this Section 10, each Parent Indemnitee shall be indemnified and reimbursed and held harmless to the extent set forth in this Section 10 by the Stockholders in respect of any and all Damages incurred by any Parent Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of any of the Company's Representations and Warranties, or (ii) whether or not resulting from any inaccuracy or misrepresentation in or breach of any of the Company's Representations and Warranties, (A) any fines, orders, judgments or penalties imposed on the Company or any of its subsidiaries as a result of any violation of any law or regulation by the Company or any of its subsidiaries prior to the Effective Time other than any of the foregoing related to the matters set forth on Schedule II, (B) the matters set forth in Schedule II or (C) to the extent that an additional payment is due under the agreement listed on Schedule III to this Agreement solely as a result of the transactions contemplated by the Merger Agreement.

            (c) Any indemnification of the Parent Indemnitees shall be limited to and effected solely by disbursement from the Escrow Account in accordance with the terms and subject to the conditions contained in the Escrow Agreement. Payments of indemnification from such Escrow Account shall be deemed to be made first from the principal or corpus of the Escrow Account and thereafter from the accumulated earnings, if any, on funds held in the Escrow Account. For the avoidance of doubt, the sole recourse of any Parent Indemnitee for any breach of any representation or warranty by any Stockholder hereunder or pursuant to paragraph (b) above shall be limited to the actual funds deposited by such Stockholder in the Escrow Account and any interest thereon.

            (d) With respect to Damages incurred by Parent Indemnitees pursuant to (a) Section 10(a) above, Parent shall only be entitled to make a claim against the funds deposited in the Escrow Account (and accumulated earnings thereon) by the Stockholder responsible for the breach or (b) Section 10(b) above, Parent shall be entitled to make a claim against all funds deposited in the Escrow Account (including accumulated earnings thereon) by all Stockholders and the obligation to indemnify, reimburse and hold harmless the Parent Indemnitees with

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respect to such Damages shall be allocated among the Stockholders on the basis of their Stockholders' Indemnification Percentage.

            (e) If any Parent Indemnitee shall believe that such Parent Indemnitee is entitled to indemnification pursuant to this Section 10 in respect of any Damages, such Parent Indemnitee shall give to the Escrow Agent and to each relevant Stockholder or to all Stockholders, as the case may be, written notice thereof in such form and manner specified in the Escrow Agreement. The failure of such Parent Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Parent Indemnitee's right to indemnity hereunder except to the extent the relevant Stockholder or the Stockholders are prejudiced by such failure. All such claims for indemnification must be made not later than midnight on the date that is one year after the Tender Offer Purchase Time.

            (f) For purposes of determining the breach of any of the Company's Representations or Warranties and the amount of Damages for which indemnification shall be available hereunder, (i) references to "Material Adverse Effect" and "material" (and other forms of materiality qualifiers) in the Company's Representations and Warranties shall not be applicable and (ii) each of the Company's Representations and Warranties shall be deemed to have been made as of the date of this Agreement and as of the Tender Offer Purchase Time, except to the extent any of the Company's Representations and Warranties is expressly made as of a specific date, in which case it shall be deemed to have been made as of the date specified.

            (g) Notwithstanding any other provision of this Section 10, (i) no Parent Indemnitee shall be entitled to make a claim under Section 10(a) or clause (i) of Section 10(b) against any Stockholder in respect of Damages unless the aggregate amount of all Damages incurred by the Parent Indemnitees for which the Stockholders would but for this Section 10(g), be liable exceeds, on a cumulative basis $500,000, in which case the Stockholders shall be liable for all such Damages that exceed such amount and such Parent Indemnitee may assert its right to indemnification hereunder to the full extent of such excess, subject to Section 10(d); and (ii) no Parent Indemnitee shall be entitled to make a claim under Section 10(b)(ii)(B) against any Stockholder in respect of Damages unless the aggregate amount of all Damages incurred by the Parent Indemnitees for which the Stockholders would but for this Section 10(g), be liable exceeds, on a cumulative basis $500,000, in which case the Stockholders shall be liable for all such Damages that exceed such amount, provided that, for purposes of calculating Damages under this clause (ii), only 60% of actual Damages shall be included as Damages subject to Section 10(d).

            (h) Parent Indemnitees shall, in good faith, defend against any claim, suit or proceeding that could result in a claim for Damages under this
Section 10 and shall use reasonable efforts to minimize the extent of such Damages. No Parent Indemnitee shall settle any claim, suit or proceeding without the consent of each indemnifying Stockholder, which consent shall not be unreasonably be held; provided that the Parent Indemnitee need not obtain the consent of any Stockholder who denies any indemnification obligation with respect to such claim, suit or proceeding.

            (i) If Parent or any director, officer, employee, counsel, accountant, advisor or other representative of Parent has obtained, prior to the date of this Agreement, actual knowledge of

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any information relevant to the accuracy of the representations and warranties of any Stockholder or the Company's Representations and Warranties, then for purposes of this Section 10, such information shall be deemed to have been contained in the applicable representation and warranty such Stockholder as of the date of this Agreement and to have been disclosed by the Company in the Company Disclosure Schedule.

SECTION 11. TERMINATION; SURVIVAL.

            The representations, warranties, covenants and agreements contained herein with respect to the Shares shall terminate on and shall not survive the Termination Date. Notwithstanding the foregoing, if the Tender Offer Purchase Time shall have occurred, the representations and warranties of the Stockholders, the Company's Representations and Warranties (solely for purposes of Section 10 hereof) and the provisions of Sections 9, 10 and 13 of this Agreement shall be deemed to survive for a period of one year after the Tender Offer Purchase Time.

SECTION 12. STOCKHOLDER CAPACITY.

            No Person executing this Agreement who is or becomes during the term hereof a director or executive officer of the Company makes any agreement or understanding herein in his or her capacity as such director or executive officer. Each Stockholder signs solely in its capacity as the record and/or Beneficial Owner of its Shares.

SECTION 13. DISPUTE RESOLUTION.

            (a) Any dispute or difference between any one or more Stockholders, on the one hand, and Parent or Acquisition, on the other hand, arising out of this Agreement or the transactions contemplated hereby or by the Merger Agreement, including, without limitation, any dispute between a Parent Indemnitee and any one or more Stockholders under Section 10 but excluding any suit for specific performance as provided in Section 14(l), which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as provided herein. Any disputing party may request the American Arbitration Association (the "AAA") to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired or former judge of any appellate or trial court of the State of Illinois, any United States appellate court or the United States District Court for any Illinois District, who is, in any such case, not affiliated with any party in interest to such arbitration, and who has substantial professional experience with regard to legal matters.

            (b) The arbitrator shall consider the dispute at issue in Chicago, Illinois at a mutually agreed upon time within 60 calendar days (or such longer period as may be acceptable to the parties to the arbitration or as directed by the arbitrator) after the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by the disputing party that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the disputing parties) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the disputing parties shall agree that they will attempt, and they intend that they and the arbitrator should use its best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 calendar days after the designation of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120 calendar day period for a total of two 120 calendar day periods. The arbitrator shall deliver a written award with respect to the dispute to each of the parties to the arbitration, who shall promptly act in accordance therewith. Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that it will not contest any action by any other party thereto in accordance with the award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 13 by bringing suit in any court of competent jurisdiction.

SECTION 14. MISCELLANEOUS.

            (a) This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be assigned by any Stockholder except in connection with a transfer of its Shares. Parent or Acquisition may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.

            (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (d) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any Stockholder, except upon the execution and delivery of a written agreement executed by Parent, Acquisition and such Stockholder; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any Stockholder of the Company who agrees to be bound by the terms of this Agreement (by executing a counterpart signature page hereof) without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

            (g) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

            (h) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail
(postage prepaid, return receipt requested) to the respective parties as follows:

     if to any Stockholder:                       At the address set forth
                                                  opposite such Stockholder's
                                                  name in column 2 of
                                                  Schedule I hereto.

     if to Parent or Acquisition:                 200 Bay Street
                                                  14th Floor, North Tower
                                                  Toronto, Ontario, Canada
                                                  Telecopier: 416-974-9344
                                                  Attention:  Robert K. Horton

     with a copies to:                            RBC Head Office Law Department
                                                  1 Place Ville Marie
                                                  4th Floor, East Wing
                                                  Montreal, Quebec
                                                  M5J2J5 Canada
                                                  Telecopier:  (514) 874-0241
                                                  Attention:  Sarah J. Azzarello

                                                  Gibson, Dunn & Crutcher LLP
                                                  200 Park Avenue
                                                  New York, New York 10166
                                                  Telecopier: 212-351-4035
                                                  Attention:  Lawrence J. Hohlt,
                                                  Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (i) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

            (j) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            (k) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which record or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            (l) Each of the Stockholders hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to Parent and Acquisition for which damages, even if available, will not be an adequate remedy. Accordingly, each Stockholder hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Stockholder's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

            (m) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Parent and Acquisition have caused this Stockholders' Agreement to be duly executed, and each Stockholder has duly executed this Agreement, as of the day and year first above written.

                                         ROYAL BANK OF CANADA

                                         By: /s/ ROBERT K. HORTON
                                             -------------------------------
                                         Name:  Robert K. Horton
                                         Title: Senior Vice President

                                         RAINBOW ACQUISITION
                                         SUBSIDIARY, INC.

                                         By: /s/ ROBERT K. HORTON
                                             -------------------------------
                                         Name:  Robert K. Horton
                                         Title: Senior Vice President

                                         STOCKHOLDERS

                                         /s/ MARK A. FILLER
                                         -------------------------------------
                                         Mark A. Filler, individually and as
                                         controlling general partner of Filler
                                         Growth and Retention Fund I L.P.


                                         /s/ TERRY A. MARKUS
                                         -------------------------------------
                                         Terry A. Markus, individually and as
                                         controlling general partner of Markus
                                         Growth and Retention Fund I L.P.


                                         ESTATE OF BRUCE C. ABRAMS




                                         By: /s/ NANCY C. ABRAMS
                                            --------------------------
                                              Nancy C. Abrams, Executor

                                   SCHEDULE I

      column 1                      column 2                     column 3                       column 4

                                                              NUMBER OF SHARES               INDEMNIFICATION
STOCKHOLDER                 ADDRESS                                OWNED                        PERCENTAGE
_____________________       ________________________       ________________________      ________________________

Mark A. Filler,             226 Prospect                         1,966,671                         20%
individually and            Highland Park,
as controlling general      Illinois 60035
partner of Filler
Growth and Retention
Fund I L.P.

Terry A. Markus,            3448 Dauphine Avenue                 1,673,150                         18%
individually and as         Northbrook, Illinois 60062
controlling general
partner of Markus
Growth and Retention
Fund I L.P.


Estate of Bruce C.          c/o Louis S. Harrison                5,503,745                         62%
Abrams                      Lord, Bissell & Brook
                            115 South LaSalle
                            Chicago, Illinois 60603

[Schedules II and III intentionally ommitted. Such schedules will be supplied supplementally to the Securities and Exchange Commission upon its request.]

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                     FORM OF
                                ESCROW AGREEMENT

       This ESCROW AGREEMENT (the "Agreement") is entered into this ___ day of ___________ 2000 by and among the individuals named on SCHEDULE A hereto
(each a "Stockholder," and collectively, the "Stockholders"), Royal Bank of Canada, a Canadian commercial bank ("RBC"), and __________________________________________ (the "Escrow Agent").


                                    RECITALS

       WHEREAS, pursuant to a Merger Agreement dated as of March 10, 2000 (the "Merger Agreement"), among RBC, Rainbow Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned, indirect subsidiary of RBC ("Acquisition"), and Prism Financial Corporation, a Delaware corporation (the "Company"), Acquisition will merge with and into the Company, with the Company as the surviving corporation; and

       WHEREAS, as a condition of and inducement to Parent's and Acquisition's entering into the Merger Agreement and incurring the obligations set forth therein, the Stockholders have entered into a stockholders' agreement dated as of March 10, 2000 (the "Stockholders' Agreement"), pursuant to which, among other things, the Stockholders will indemnify, reimburse and hold harmless RBC and its affiliates (the "RBC Indemnitees") against Damages (as defined in the Stockholders' Agreement) incurred by such RBC Indemnitees under the circumstances, and subject to the limitations, set forth in the Stockholders' Agreement and this Agreement (the "Indemnity Obligations").

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing recitals and the covenants, terms and conditions set forth in this Agreement, the parties hereto agree as follows:

       1. Appointment of the Escrow Agent; Deposit of Escrow Amount. The Stockholders and RBC hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. The Escrow Agent acknowledges receipt of an executed copy of the Stockholders' Agreement and the amount set forth opposite each Stockholder's name under the "Initial Escrow Deposit" column of Schedule A hereto (with respect to each Stockholder, such Stockholder's "Initial Escrow Deposit") from or on behalf of the Stockholders as provided in Section 9 of the Stockholders' Agreement. The aggregate amount of the Initial Escrow Deposits of all Stockholders is equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Escrow Amount").

       2. The Escrow Fund. The Escrow Amount and all earnings thereon (the Escrow Amount and all such earnings being referred to herein together as the "Escrow Fund") shall be held by the Escrow Agent as a trust fund in a separate account maintained for the purpose, on the terms and subject to the conditions of this Agreement. Except as otherwise provided in Section 10 hereof, amounts held in the Escrow Fund shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of either RBC or the Stockholders owing to the Escrow Agent in any capacity.

       3. Investment of the Escrow Fund; Taxes.

         (a) Investment of the Escrow Fund. The Escrow Agent shall invest and reinvest all cash funds held from time to time in the Escrow Fund in any one or more of the following kinds of investments: (i) bonds or other obligations of, or guaranteed by, the government of the United States of America having maturities of not greater than thirty (30) days (and, in any event, not maturing after the Release Date); (ii) commercial paper rated, at the time of the Escrow Agent's investment therein or contractual commitment providing for such investment, at least P-1 by Moody's Investors Service, Inc. and A-1 by Standard & Poor's Corporation and having maturities of not greater than thirty
(30) days (and, in any event, not maturing after the Release Date); (iii) corporate obligations rated, at the time of the Escrow Agent's investment therein or contractual commitment providing for such investment, among the two highest ratings by any nationally recognized statistical ratings organization and having maturities of not greater than 180 days; (iv) demand or time deposits in, certificates of deposit of, or bankers' acceptances issued by, a depository institution or trust company incorporated under the laws of the United States of America or any State thereof if, in any such case, the depository institution or, trust company has combined capital and surplus of not less than One Hundred Million Dollars ($100 million) (any such institution being herein called a "Permitted Bank"), having maturities of not greater than thirty (30) days (and, in any event, not maturing after the Release Date); or (v) a Money Market Account at the Escrow Agent, fully insured up to the maximum extent permitted by law by the Federal Deposit Insurance Corporation.

         (b) Taxes; Back-up Withholding. Each of the Stockholders and RBC acknowledges that the payment of any interest earned on funds invested in the Escrow Fund will be subject to back-up withholding unless a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to the Escrow Agent. All taxes in respect of earnings on the Escrow Fund shall be the obligation of and shall be paid when due by, the Stockholders, who shall indemnify and hold RBC and the Escrow Agent harmless from and against all such taxes.

       4. Claims Against the Escrow Fund.

         (a) Concurrently with the delivery of a written notification to the relevant Stockholder of a claim for indemnity under Section 10(a) of the Stockholders' Agreement (or, in the case of a claim for indemnity under Section 10(b) of the Stockholders' Agreement, to each of the Stockholders), RBC will deliver to the relevant Stockholder or to each of the Stockholders, as the case may be, and the Escrow Agent a certificate in substantially the form of ANNEX I attached hereto (a "Certificate of Instruction"). The Escrow Agent shall give written notice to the relevant Stockholder or to each of the Stockholders, as the case may be, of its receipt of a Certificate of Instruction not later than the second (2nd) business day next following receipt thereof, together with a copy of such Certificate of Instruction.

         (b) If the Escrow Agent (i) shall not, within thirty (30) calendar days following receipt by the relevant Stockholders of a Certificate of Instruction (the "Objection Period"), have received a certificate in substantially the form of ANNEX II attached hereto (an "Objection Certificate") signed by the relevant Stockholder with respect to a claim for indemnification under Section 10(a) of the Stockholders' Agreement or any of the Stockholders with respect to a claim for indemnification under Section 10(b) of the Stockholders' Agreement, as the case may be, disputing the relevant Stockholder's or the Stockholders', as the case may be, obligation to pay the amount of the Damages referred to in such Certificate of Instruction, or (ii) shall have received such an Objection Certificate within the Objection Period and shall thereafter have received either (x) a certificate substantially in the form of ANNEX III attached hereto (a "Resolution Certificate") signed by RBC and the relevant Stockholder or each of the Stockholders, as the case may be, stating that RBC and the relevant Stockholder or Stockholders, as the case may be, have agreed that the amount of the Damages referred to in such Resolution Certificate is payable to one or more of the RBC Indemnitees or (y) a copy of the final award rendered by the arbitrator pursuant to Section 13 of the Stockholders' Agreement accompanied by a certificate substantially in the form of ANNEX IV attached hereto (an "Arbitration Certificate") signed by RBC stating that the amount of the Damages referred to in such Arbitration Certificate is payable to one or more of the RBC Indemnitees by the relevant Stockholder or the Stockholders, as the case may be, then the Escrow Agent shall, subject to
Section 5, on the tenth (10th) business day next following (A) the expiration of the Objection Period or (B) the Escrow Agent's receipt of a Resolution Certificate or an Arbitration Certificate, as the case may be, (or as soon thereafter as the appropriate amount of funds in the Escrow Account may be withdrawn from investments made pursuant to Section 3(a) without penalty) pay over to RBC from the Escrow Fund, by wire transfer of immediately available funds to a bank account of RBC's designation, the amount set forth in the Certificate of Instruction or, if the related Resolution Certificate or Arbitration Certificate specifies that a lesser amount than the amount set forth in the Certificate of Instruction is payable, such lesser amount.

                (c) Any certificate or notice to be delivered to the Escrow Agent pursuant to paragraph (b) by RBC or any of the Stockholders shall be concurrently delivered to the relevant Stockholder or to each of the other Stockholders, as the case may be, or RBC, respectively. The Escrow Agent shall give written notice to RBC and each Stockholder of its receipt of an Objection Certificate not later than the second (2nd) business day next following receipt thereof, together with a copy of such Objection Certificate. The Escrow Agent shall give written notice to the relevant Stockholder or to each of the Stockholders, as the case may be, of its receipt of an Arbitration Certificate not later than the second (2nd) business day next following receipt thereof, together with a copy of such Arbitration Certificate.

                (d) Upon RBC's determination that it has no claim or has released its claim with respect to any Damages referred to in a Certificate of Instruction (or a specified portion thereof), RBC will promptly deliver to the relevant Stockholder or to each of the Stockholders, as the case may be, and to the Escrow Agent a certificate substantially in the form of ANNEX V attached hereto (an "RBC Cancellation Certificate") canceling such Certificate of Instruction (or such specified portion thereof, as the case may be), and such Certificate of Instruction (or portion thereof) shall thereupon be deemed canceled. The Escrow Agent shall give written notice to the relevant Stockholder or to each of the Stockholders, as the case may be, of its receipt of an RBC Cancellation Certificate not later than the second (2nd) business day next following receipt thereof, together with a copy of such RBC Cancellation Certificate.

                (e) Upon receipt of a copy of the final award rendered by the arbitrator pursuant to Section 13 of the Stockholders' Agreement stating that none of the Damages referred to in a Certificate of Instruction as to which the relevant Stockholder or the Stockholders, as the case may be, delivered an Objection Certificate within the Objection Period is payable to any

RBC Indemnitee by the relevant Stockholder or the Stockholders, as the case may be, will promptly deliver to RBC and the Escrow Agent a copy of such order (accompanied by a certificate substantially in the form of ANNEX VI attached hereto (a "Stockholder Cancellation Certificate")) signed by, the relevant Stockholder or each of the Stockholders, as the case may be, canceling such Certificate of Instruction, and such Certificate of Instruction shall thereupon be deemed canceled. The Escrow Agent shall give written notice to RBC of its receipt of a Stockholder Cancellation Certificate not later than the second (2nd) business day next following receipt thereof, together with a copy of such Stockholder Cancellation Certificate.

                (f) Upon the payment by the Escrow Agent of the amount referred to in a Certificate of Instruction, Resolution Certificate or Arbitration Certificate (or a lesser amount pursuant to Section 5(e)), such Certificate of Instruction, Resolution Certificate or Arbitration Certificate, as the case may be, shall be deemed canceled. Upon the receipt by the Escrow Agent of a Resolution Certificate, an Arbitration Certificate, an RBC Cancellation Certificate or a Stockholder Cancellation Certificate, the related Certificate of Instruction shall be deemed canceled.

       5. Allocation of Damages to and among Stockholders.

                (a) The Escrow Agent shall establish and maintain separate books of account with respect to each Stockholder's Initial Escrow Deposit, all earnings thereon, all payments in respect of Damages allocated to such Stockholder pursuant to Section 10(a) of the Stockholders' Agreement and all payments in respect of Damages allocated to such Stockholder pursuant to Section 10(b) of the Stockholders' Agreement in proportion to such Stockholder's Indemnification Percentage, all as if the portion of the Escrow Fund attributable to such Stockholder were held in a separate account. At the request of any Stockholder, the Escrow Agent shall promptly provide such Stockholder with a statement showing all deposits, earning and disbursements of funds attributable to such Stockholder and the balance of the funds held in the Escrow Account attributable to such Stockholder.

                (b) Any Damages paid by the Escrow Agent pursuant to any Certificate of Instruction, Resolution Certificate or Arbitration
Certificate shall be allocated entirely to a Stockholder or allocated among all Stockholders in accordance with their respective Indemnification Percentages as indicated in the Certificate of Instruction, Resolution Certificate or Arbitration Certificate as the case may be. In making any allocation in accordance with a Certificate of Instruction, Resolution Certificate or Arbitration Certificate, the amount allocated to any Stockholder shall be equal to (i) in the case of Damages allocated entirely to such Stockholder pursuant to
Section 10(a) of the Stockholders' Agreement, the lesser of (x) the amount of the Damages set forth in the Certificate of Instruction, Resolution Certificate or Arbitration Certificate, as the case may be, and (y) the balance of the funds held in the Escrow Account attributable to such Stockholder as determined by the books of account maintained by the Escrow Agent pursuant to clause (a); and (ii) in the case of Damages allocated among the Stockholders in accordance with their respective Indemnification Percentages pursuant to Section 10(b) of the Stockholders' Agreement, the lesser of (x) the amount of the Damages set forth in the Certificate of Instruction, Resolution Certificate or Arbitration Certificate, as the case may be, multiplied by such Stockholder's Indemnification Percentage and (y) the balance of the funds held in the Escrow Account attributable to such Stockholder as determined by the books of account maintained by the Escrow Agent pursuant to clause (a).

                (c) In the event that the Escrow Agent determines, based on the books of account maintained by the Escrow Agent pursuant to clause (a), that the balance of the funds held in the Escrow Account attributable to any Stockholder equals zero, the Escrow Agent shall promptly deliver to RBC and to such Stockholder a notice substantially in the form of ANNEX VII attached hereto (the "Zero Balance Notice") signed by the Escrow Agent stating that the balance of the funds held in the Escrow Account attributable to any Stockholder equals zero. From and after the receipt by RBC of a Zero Balance Notice with respect to any Stockholder, neither RBC nor any other RBC Indemnitee shall assert any claim for indemnification or Damages against such Stockholder and, notwithstanding any other provision of this Agreement or of the Stockholders' Agreement, the Indemnification Obligation of such Stockholder shall terminate.

       6. Release of Escrow Fund. The Escrow Agent shall pay over to each of the Stockholders from the Escrow Fund, by wire transfer of immediately available funds to a bank account designated by each of the Stockholders, the amount of any funds remaining in the Escrow Fund upon the earlier to occur of:

                (a) the termination of the Indemnification Obligation pursuant to Section 10(e) of the Stockholders' Agreement (the "Release Date"); or

                (b) the receipt by the Escrow Agent of a certificate substantially in the form of ANNEX VIII attached hereto (a "Release Certificate") signed by RBC and each of the Stockholders stating that no further claims shall be made against the Escrow Fund in respect of the Indemnity Obligation.

       7. Termination. This Agreement shall terminate upon distribution of all of the Escrow Fund pursuant to Section 5 or 6.

       8. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

                (a) No Liability with Respect to Investments. The Escrow Agent shall not be liable for any loss of earning sustained as a result of investments made hereunder in accordance with the terms hereof;

                (b) Reliance on Certificates. The Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and noticed as provided herein;

                (c) Limited Liability for Certain Actions. The Escrow Agent shall not be liable for any error of judgment or calculation (including any calculations made pursuant to Section 5 of this Agreement), or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence or breach of this Agreement;

                (d) Reliance on Advice of Counsel. The Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

                (e) Refraining from Action. In the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in the Escrow Fund until it shall be directed otherwise in writing by each of the parties hereto or by the final award rendered by the arbitrator pursuant to Section 13 of the Stockholders' Agreement; provided, however, in the event that the Escrow Agent has not received such written direction or order within 180 calendar days after requesting the same, it shall have the right to interplead RBC and the Stockholders in any court of competent jurisdiction and request that such court determine its rights and duties hereunder; and

                (f) Acting though Agents. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the Escrow Agent's primary place of business and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

       9. Cooperation. RBC and the Stockholders shall provide to the Escrow Agent all certificates, instruments and other documents within their respective powers that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

       10. Fees and Expenses; Indemnity. RBC shall pay all of the fees (as set forth on the Fee Schedule attached hereto as SCHEDULE B) of the Escrow Agent for its services hereunder as and when billed by the Escrow Agent, and each shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, damages, cost or expense, including but not limited to reasonable attorneys' fees, reasonably incurred by the Escrow Agent in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided that notwithstanding the foregoing, RBC shall not be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or gross negligence or breach of this Agreement. Any such fees, expenses or indemnification obligations of RBC shall be paid directly to the Escrow Agent by RBC and shall not be paid out of the Escrow Fund; provided, however, that the Escrow Agent shall be entitled to withhold from any amount payable to RBC pursuant to Section 5 the amount of any such fees, expenses or indemnity payments due and unpaid by RBC.

       11. Resignation and Removal of the Escrow Agent.

                (a) Resignation or Removal. The resignation of the Escrow Agent shall be effective as such 30 days following the giving of written notice thereof to the Stockholders and RBC. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by a majority-in-interest of the Stockholders (or their authorized representative or attorney-in-fact) and RBC and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph
(c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Fund to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Fund as such successor may reasonably request.

                (b) Appointment of Successor Escrow Agent. If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because the Stockholders and RBC are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement, provided that any such successor selected by the Escrow Agent shall be a Permitted Bank (as defined in Section 3(a)) qualified to do business in the State of Illinois.

                (c) Acknowledgment by Successor Escrow Agent; Release of Escrow Agent. Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 11 of its Agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Fund, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in Section 8(c), and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

                (d) Automatic Succession. Notwithstanding any other provision of this Section 11, any Permitted Bank into which the Escrow Agent is merged or with which it is consolidated, or any Permitted Bank to which the Escrow Agent transfers a substantial portion of its escrow business shall be the successor escrow agent without the execution or filing of any paper or any further act on the part of any party hereto.

       12. Specific Performance. Each of the Stockholders hereby acknowledges that its failure to perform its agreements and covenants hereunder will cause irreparable injury to RBC and the RBC Indemnitees for which damages, even if available, will not be an adequate remedy. Accordingly, each Stockholder hereby consents to the issuance of injunctive relief by a court of competent jurisdiction to compel performance of such Stockholder's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

       13. General Provisions.

                (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

                       (i)           if to RBC, to:

                                     200 Bay Street
                                     14th Floor, North Tower
                                     Toronto, Ontario
                                     M5J2J5 Canada
                                     Telecopier:  (416) 974-9344
                                     Attention: Robert K. Horton

                                     with a copies to:

                                     RBC Head Office Law Department
                                     1 Place Ville Marie
                                     4th Floor, East Wing
                                     Montreal, Quebec
                                     M5J2J5 Canada
                                     Telecopier:  (514) 874-0241
                                     Attention:  Sarah J. Azzarello

                                     Gibson, Dunn & Crutcher LLP
                                     200 Park Avenue
                                     New York, NY  10166
                                     Telecopier:  (213) 229-7520
                                     Attention: Lawrence J. Hohlt, Esq.

                        (ii)         if to the Stockholders or any Stockholder:

                                     to the address set forth opposite such
                                     Stockholder's name on Schedule A [with a copy to any party designated thereon].

                        (iii)        if to the Escrow Agent, to:

                                     ___________________________
                                     ___________________________
                                     ___________________________
                                     ___________________________
                                     Telecopier:  ________________
                                     Attention:  _________________

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                (b) Waiver of Breach. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                (a) Entire Agreement. This Agreement and the Stockholders' Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement. This Agreement may not be assigned by any Stockholder. This Agreement is personal to the Escrow Agent and, except as otherwise provided in Section 11, shall not be assignable by the Escrow Agent without the written consent of a majority-in-interest of the Stockholders and RBC.

                 (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts thereof.

                 (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

                 (c) Amendments. This agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any Stockholder, except upon the execution and delivery of a written agreement executed by RBC, Acquisition and such Stockholder; provided that Schedule A hereto may be supplemented by RBC after notice to the Escrow Agent and each of the Stockholders by adding the name and other relevant information concerning any Stockholder of the Company who becomes a party to the Stockholders' Agreement (by executing a counterpart signature page hereof) without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                (d) Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

                (f) Descriptive Headings. The descriptive heading used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, each of RBC and the Escrow Agent has caused this Escrow Agreement to be duly executed, and each Stockholder has duly executed this Agreement as of the day and year first above written.

                              ROYAL BANK OF CANADA

                              By:
                                ________________________________
                              Name:
                              Title:

                              By:
                                _________________________________
                              Name:
                              Title:

                              ESCROW AGENT
                              ___________________________

                              By:
                                 ________________________
                              Name:
                              Title:

                              RAINBOW ACQUISITION SUBSIDIARY,
                              INC.

                              By:
                                 _________________________________
                              Name:
                              Title:

                              STOCKHOLDERS

                              _______________________________________________
                              Mark A. Filler, individually and as controlling general partner of Filler Growth and Retention Fund I L.P.



                              ________________________________________________
                              Terry A. Markus, individually and as controlling general partner of Markus Growth and Retention Fund I L.P.


                              ESTATE OF BRUCE C. ABRAMS


                              By:
                                 ____________________________________________
                                 Nancy C. Abrams, Executor

Dated:  ____________, 200_

                                   SCHEDULE A

                                                             Initial                    Indemnification
 Stockholder                      Address                 Escrow Deposit                  Percentage
 ___________                      _______                 ______________                _______________

Mark A. Filler


Terry A. Markus


Nancy C. Abrams, as
Executor of the Estate
of Bruce C. Adams

                                   SCHEDULE B


                           Escrow Depository Services
                  Fee Schedule for Holding (Depository) Escrows

I.          ACCEPTANCE FEE:  ESCROW









II.         ANNUAL ADMINISTRATION FEE:





III.        INVESTMENT PROCESSING FEES:



IV.         ACTIVITY FEES:







V.          OUT-OF-POCKET EXPENSES:



VI.         EXTRAORDINARY SERVICES AND EXPENSES:





                                       1